Exhibit 99.1

Washington Mutual, Inc.
(NYSE: WM)
July 18, 2007

WaMu Reports Second Quarter Earnings Per Share of $0.92, up 16 Percent
Increases Cash Dividend to 56 Cents

WaMu announced today that second quarter 2007 earnings per share increased 16 percent from a year ago. Continued strong performance led to net income of $830 million, or $0.92 per diluted share, compared with net income of $767 million, or $0.79 per diluted share, in the second quarter of 2006. Second quarter net income was also up from $784 million, or $0.86 per share, in the prior quarter.

“We delivered record growth in our retail banking, credit card and commercial businesses during the second quarter. Our Home Loans’ results improved from the first quarter and we are targeting a return to profitability by the end of the year,” said Chairman and CEO Kerry Killinger. “I’m pleased with the job our employees are doing in growing the franchise, delivering best-in-class customer service, as evidenced by our recent J.D. Power award recognition, and focusing on improving our operating efficiency.”

Based on the quarter’s solid performance and the company’s strong financial position, the Board of Directors increased the cash dividend on the company’s common stock for the 48th consecutive quarter to 56 cents per share.

SECOND QUARTER FINANCIAL SUMMARY AND HIGHLIGHTS

Financial Summary
	Three Months Ended
(in millions, except per share data)	June 30, 2007	Mar. 31, 2007	June 30, 2006
Income Statement
Net interest income	$2,034	$2,081	$2,060
Provision for loan and lease losses	372	234	224
Noninterest income	1,758	1,541	1,578
Noninterest expense	2,138	2,105	2,229
Income from continuing operations	830	784	759
Income from discontinued operations, net of taxes	-	-	8
Net income	830	784	767

Diluted earnings per common share	$0.92	$0.86	$0.79

Balance Sheet
Total assets, end of period	$312,219	$319,985	$350,884
Average total assets	316,004	331,905	348,664
Average interest-earning assets	279,836	295,700	313,239
Average total deposits	206,765	210,764	200,252

Performance Ratios
Return on average common equity	13.74%	12.99%	11.82%
Net interest margin	2.90	2.79	2.65
Efficiency ratio	56.38	58.13	61.27
Nonperforming assets/total assets	1.29	1.02	0.62
Tangible equity/total tangible assets	6.07	5.78	5.84

•
New production records set. During the second quarter, the Retail Bank added a record 406,000 net new checking accounts, Card Services opened a record 928,000 new credit card accounts, and the Commercial Group produced record loan volume of $4.3 billion.

•
Depositor and other retail banking fees up 12 percent year over year. Since the end of last year’s second quarter, the company added over 1.2 million net new checking accounts to its retail base. This tremendous growth in new accounts helped drive depositor and other retail banking fees up 12 percent year over year, or 16 percent after excluding a one-time $21 million incentive payment recognized in the second quarter of last year.

•
Net interest margin expands 11 basis points to 2.90 percent. During the first quarter, the company sold approximately $17.5 billion of low yielding loans. During the second quarter, the company improved its funding mix, which included reducing the average balance of FHLB advances by $14 billion and increasing lower cost retail deposits by $1.2 billion. The result was a 13 basis point reduction in the company’s cost of funds, which more than offset the 2 basis point decline in the yield on interest-earning assets.

The modest decline in net interest income from the prior quarter and a year ago reflected a decline in average interest-earning assets that overshadowed a substantially improved net interest margin.
The decline in assets reflected not only the portfolio repositioning, but also constrained asset growth in the current interest rate and credit environment.

•
Home Loans’ results improve. Second quarter results for Home Loans were a loss of $37 million, an improvement from a loss of $113 million in the prior quarter as a result of more stable market conditions for subprime loans in the second quarter. Net losses from the sales of subprime mortgage loans and adjustments to reflect changes in market values of loans held for sale totaled $38 million. In addition, the company decreased the value of its subprime residuals by $93 million for a combined total loss for the quarter of $131 million, or about half the $252 million in losses recognized in the first quarter.

•
Increase in provision reflects credit card growth and soft housing market. The quarter’s provision increased to $372 million from $234 million in the prior quarter. With the strong growth in credit card receivables held in portfolio, the company increased the provision for loan losses for credit cards to $229 million from $106 million in the first quarter. The mortgage component of the provision continued to reflect the difficult housing environment. Nonperforming assets as a percentage of total assets increased to 1.29 percent from 1.02 percent at the end of the prior quarter reflecting the continued softness of the housing market, along with a decrease in total assets.

•
Focus on productivity reflects disciplined expense management. Second quarter’s noninterest expense of $2.1 billion was down from the prior year as the benefits of the company’s productivity initiatives continue to be realized. At 56.38 percent, the company’s efficiency ratio for the second quarter showed a significant improvement from 61.27 percent a year ago and reflected the company’s success in growing revenue and its continued focus on productivity.

SECOND QUARTER OPERATING SEGMENT RESULTS

Retail Banking Group

Selected Segment Information
	Three Months Ended
(in millions, except accounts and households)	June 30, 2007	Mar. 31, 2007	June 30, 2006
Net interest income	$1,283	$1,275	$1,323
Provision for loan and lease losses	91	62	13
Noninterest income	819	751	732
Noninterest expense	1,139	1,075	1,109
Net income from continuing operations	558	569	586

Average loans	$149,716	$155,206	$182,891
Average retail deposits	145,252	144,030	138,803
Net change in number of retail checking accounts	406,243	327,776	404,190
Net change in retail households	228,000	195,000	259,000

•
Retail Bank continues strong performance. With record account growth and a 12 percent year over year increase in depositor fees, the Retail Bank delivered another strong quarter. The modest decline in net income from a year ago reflected an increase in credit costs, particularly for home equity lending, and the 3 percent decline in net interest income, primarily as a result of the 18 percent decline in average loans.

•
Checking account growth at record level. During the second quarter, the company added a record 406,000 net new checking accounts, up 24 percent from the first quarter. The quarter’s growth was also up 1 percent from the record set in the second quarter a year ago, which included a full quarter of WaMu’s new free checking product. The attractiveness of WaMu’s free checking contributed to the 5 percent increase in average retail deposits from the prior year. The company’s success in attracting new customers also led to an increase in the number of retail households, up 2 percent from the end of the prior quarter and up 9 percent from a year earlier.

Card Services Group (managed basis)

Selected Segment Information
	Three Months Ended
(in millions)	June 30, 2007	Mar. 31, 2007	June 30, 2006
Net interest income	$660	$653	$615
Provision for loan and lease losses	523	388	417
Noninterest income	393	474	389
Noninterest expense	300	325	293
Net income	141	256	181

Average managed receivables	$24,234	$23,604	$20,474
Period-end managed receivables	24,987	23,597	21,095
30+ day managed delinquency rate	5.11%	5.15%	5.23%
Managed net credit losses	6.49	6.31	5.99

•
Card Services’ fundamentals remain strong. Second quarter results continued to show solid net interest income and expense containment. The decrease in net income from prior periods was due to a higher level of provisioning from the quarter’s strong growth in period-end receivables and a reduction in noninterest income from the lower level of securitization activity in the second quarter.

•
Card Services opens record number of new accounts. During the quarter, Card Services opened a record 928,000 new credit card accounts. Marketing to WaMu customers is an important growth opportunity for Card Services and has accounted for approximately a third of production. Period-end managed receivables of $25 billion were up 6 percent from the first quarter and up 18 percent from the prior year.

•
Credit quality reflects strong economy. At 5.11 percent of period-end managed receivables, the 30+ day managed delinquency rate was down from prior quarters due to the strong receivables growth in the quarter. Net credit losses of 6.49 percent during the quarter were up from prior periods with an increase in contractual and bankruptcy losses.

Commercial Group

Selected Segment Information
	Three Months Ended
(in millions)	June 30, 2007	Mar. 31, 2007	June 30, 2006
Net interest income	$195	$200	$166
Provision for loan and lease losses	2	(10)	(10)
Noninterest income	62	14	17
Noninterest expense	74	74	57
Net income	113	94	84

Loan volume	$4,348	$3,671	$2,961
Average loans	38,789	38,641	31,505

•
Commercial Group net income up 35 percent year over year. Net income of $113 million for the second quarter was up 35 percent from the same quarter a year ago and was up 20 percent compared with the prior quarter. The improved results primarily reflect the quarter’s higher gain on sale.

•
Loan volume hits record level. Record loan volume of $4.3 billion was up 47 percent from a year ago and was up 18 percent from the prior quarter as a result of the strong growth in multi-family and commercial real estate loans.

Home Loans Group

Selected Segment Information
	Three Months Ended
(in millions)	June 30, 2007	Mar. 31, 2007	June 30, 2006
Net interest income	$215	$245	$290
Provision for loan and lease losses	101	49	38
Noninterest income	391	162	461
Noninterest expense	548	521	617
Net income (loss)	(37)	(113)	50

Loan volume	$31,541	$30,609	$41,747
Average loans	43,312	53,254	43,988

•
Home Loans shows improvement in a difficult environment. While the quarter’s $37 million loss was an improvement from the loss of $113 million in the prior quarter, the difficult mortgage environment continues to pressure results. Net losses from the sales of subprime mortgage loans and adjustments to reflect changes in market values of loans held for sale totaled $38 million, which was a substantial improvement from net losses of $164 million in the first quarter. During the second quarter, the company reduced the value of its subprime residuals by $93 million to a balance of $79 million at quarter end. This decline in fair value was similar to the first quarter and reflected the poor performance of subprime loans and the slowdown in home price appreciation.

•
Prime business continues to improve. Gain on sale for the prime portion of the business remained strong, but was down slightly primarily on lower sales volume. MSR valuation and risk management results improved during the quarter with the rise in long-term interest rates and lower net hedging costs.

•
Increase in home loan volume reflects seasonal growth. Prime home loan volume was up 7 percent from the first quarter, as the business rebounded from the typically low first quarter. Subprime mortgage production for the second quarter was down 30 percent from the prior quarter as the company has chosen to reduce its subprime exposure through this point in the cycle. Compared with a year ago, home loan volume was down as the company reduced not only its subprime lending, but also decided to exit its traditional correspondent business.

COMPANY UPDATES

•
On April 18, WaMu launched a $2 billion subprime borrowers’ assistance program which offers a refinance opportunity at a discount to borrowers who are current on their existing mortgage. The goal of the program is to keep as many borrowers as possible in their homes.

•
On April 26, WaMu launched its new Mortgage PlusTM product nationwide. The WaMu Mortgage Plus home loan is an all-in-one product that combines a mortgage with the flexibility of a built-in equity line of credit.

•
On May 21, WaMu was named the bank with the best reputation in the U.S. According to U.S. consumers surveyed by Reputation Institute, WaMu’s corporate reputation outranks its banking peers and was the only bank included in the top 50 best regarded companies in the United States.

•
On June 4, J.D. Power and Associates released their 2007 Retail Banking Satisfaction Study. The results, which were reported by region, placed WaMu #1 in the Midwest and West/Pacific regions and #3 in the Mid-Atlantic and Southwest regions.

•
On July 17, WaMu’s Board of Directors declared a cash dividend of 56 cents per share on the company’s common stock, up from 55 cents per share in the previous quarter. Dividends on the common stock are payable on August 15, 2007 to shareholders of record as of July 31, 2007. In addition to declaring a dividend on the company’s common stock, the company will pay a dividend of $0.3956 per depository share of Series K Preferred Stock to be payable on Sept. 15, 2007 to holders of record on Sept. 1, 2007.

ABOUT WAMU

WaMu, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At June 30, 2007, WaMu and its subsidiaries had assets of $312.22 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,700 consumer and small business banking stores throughout the nation. WaMu’s press releases are available at http://newsroom.wamu.com.

WEBCAST INFORMATION

A conference call to discuss the company’s financial results will be held on Wednesday, July 18, 2007, at 5:00 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-677-5720. Participants calling from outside the United States may dial 210-795-2680. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for at least 30 days. A recording of the conference call will be available from 7:00 p.m. ET on Wednesday, July 18, 2007, through 11:59 p.m. ET on Friday, August 17, 2007. The recorded message will be available at 800-819-5743. Callers from outside the United States may dial 203-369-3828.

CAUTIONARY STATEMENTS

This document contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K and “Cautionary Statements” in our Form 10-Q for the quarter ended March 31, 2007 which include:

•	Volatile interest rates and their impact on the mortgage banking business;
•	Credit risk;
•	Operational risk;
•	Risks related to credit card operations;
•	Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
•	Competition from banking and nonbanking companies;
•	General business, economic and market conditions; and
•	Reputational risk.

There are other factors not described in our 2006 Form 10-K and Form 10-Q for the quarter ended March 31, 2007 which are beyond the Company’s ability to anticipate or control that could cause results to differ.

####

Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-500-2760	206-500-4148 (Seattle)
alan.gulick@wamu.net	212-702-6955 (New York)
alan.magleby@wamu.net

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